Exhibit 10.17
December 14, 2005
VIA HAND DELIVERY
Mr. John J. Puisis
811 Lenox
Glenview, IL 60025
     RE:       Severance Agreement and Release
Dear John:
     This will confirm our proposal concerning the termination of your employment with Third Wave Technologies, Inc. (“Company”) on December 14, 2005 (“Separation Date”). In connection with the separation, the Company offers you the following benefits:
     (1)       The Company shall provide you with the following:
          (A)       The Company will pay you your regular wages through the Separation Date;
          (B)       The Company will pay you for any accrued vacation that you have not used as of the Separation Date;
          (C)       If you participated, you will retain all your vested rights in the Company’s 401(k) plan;
          (D)       You will receive a severance payment equal to 24 months of your then current Base Salary, 6/24th of which shall be paid in a lump sum within 3 business days of the Revocation Date, with the balance to be paid in 18 equal monthly installments (the first installment due on the first day of the calendar month following the month in which termination occurs).
          (E)       All stock options granted to you shall immediately be accelerated and shall be considered fully vested. Notwithstanding anything contained in the Option Grant Agreements to the contrary, your vested Non-Qualified Stock Options shall be open for exercise until the latest date on which those options would expire or are eligible to be exercised under the Option Grant Agreements, determine without regard to such termination or resignation; provided, however, that in the event of a conflict between any Option Grant Agreement this Agreement shall control. You and the Company acknowledge and agree that such extended exercise period shall not apply to any Incentive Stock Options the exercise periods for which shall continue to be governed by the terms of the Option Grant Agreements. You understand and agree that any extended exercise period granted to Incentive Stock Options issued to Executive on or prior to July 17, 2003 converted those Incentive Stock Options into Non-Qualified Stock Options.

December 14, 2005

          (F)       The Company will provide you and your eligible dependents, with the right to participate, at your own expense, in the plan in accordance with the mandates of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Unless you and, if applicable, your eligible dependents exercise these rights in a timely manner, coverage under the Company’s group health insurance plan will cease as of the last day of the month in which the Separation Date occurred. In addition, you will receive an amount equal to 1/12th of 7.6% of your Base Salary payable each month (the first installment due on the first day of the calendar month following the month in which termination occurs) in twelve (12) monthly installments, or a monthly amount equal to 1/12th of such greater percentage as may be in effect for senior employees of the Company immediately prior to your termination; which amount is intended, but not required, to be used by you to acquire such medical, dental, hospitalization, accident, disability, life insurance and any other benefits as you may determine. As of the Separation Date, you will cease to participate in all other Company benefit plans.
          (G)       You will receive an outplacement consulting package up to a maximum value of $15,000 that shall be selected at your discretion.
          (H)       The Company agrees not to contest any claim for unemployment filed after the Separation Date.
All payments described above, will be subject to normal deductions for income and employment taxes and will be made to you no later than the time required by applicable law.
     (2)       Your Undertakings. In exchange for the benefits provided to you under Paragraph 2, above, you agree as follows:
          (A)       You agree, on behalf of yourself, your heirs, successors and assigns, to release the Company, its affiliates and subsidiaries and their respective past and present officers, directors, stockholders, partners, members, agents and employees (collectively “Released Parties”) from any claims arising on or before the date you sign this agreement. This includes, but is not limited to, giving up: (i) any claims under the Age Discrimination in Employment Act (ADEA) of 1967, the Older Worker Benefit Protection Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Civil Rights Act of 1964, as amended, or claims under any other federal, state or local employment discrimination or employee benefit laws, (ii) any defamation, privacy, wrongful discharge or other tort or breach of contract claims under state law, (iii) any retaliation claims, (iv) any claims for compensatory, consequential or punitive damages, back pay, front pay, costs, attorneys fees, interest or other expenses, and (v) any other legal obligation or responsibility arising from or in respect to your employment or termination of employment except for a claim to enforce this Agreement. This release of claims includes any claims, whether they are presently known or unknown, or anticipated or unanticipated by you. You should not construe references to specific claims as in any way limiting the general and comprehensive nature of the release of claims provided under this Paragraph 2(A). You agree to waive and give up any benefit conferred on you by any order or judgment issued in connection with any proceeding filed against the Released Parties regarding

December 14, 2005

 any claim released in this agreement. This release does not apply to claims for benefits under any applicable workers’ compensation law;
          (B)       You agree that, as of the Separation Date, you have or will expeditiously return to the Company all of its property and all of the property of its present and former officers, directors, stockholders, partners, members, agents, employees and customers which you possess or over which you have direct or indirect control, including, but not limited to, all monies, documents, electronic or otherwise, records and files, credit cards, office keys, Company vehicles, cellular telephones, and electronically encoded information such as computer disks, etc. (and all copies of such Company property);
          (C)       You agree not to engage at any time in any form of conduct or make any statements or representations, or direct any other person or entity to engage in any conduct or make any statements or representations, that disparage, criticize or otherwise impair the reputation of the Company or any of the Released Parties (defined above). Nothing contained in this Paragraph 2(C) shall preclude you from providing truthful testimony required pursuant to subpoena or other legal process;
          (D)       You agree to actively cooperate with the Company, including giving depositions and as a witness, in connection with the legal proceedings or matters in which the Company is or may become involved;
          (E)       You agree that all post-employment obligation set forth in that certain Employment Agreement, date September 19, 2001, between you and the Company, as amended on July 17, 2003 and June 14, 2004 (the “Employment Agreement”), shall remain in full force and effect according to the terms of such agreement; and
          (F)       You understand that the Company has no obligation to rehire you, and you agree not to seek employment or re-employment from the Company.
     (3)       Acceptance and Revocation Procedures. The Company wishes to ensure that you voluntarily agree to the terms contained in this agreement and do so only after you fully understand them. Accordingly, the following procedures shall apply:
          (A)       You agree and acknowledge that you have read this agreement, understand its contents, and may agree to the terms of this agreement by signing and dating it and returning the signed and dated document, via mail, hand delivery, or overnight delivery, so that it is received by Peter L. Coffey, c/o Michael Best & Friedrich, LLP, 100 East Wisconsin Avenue, Suite 3300, Milwaukee, Wisconsin 53202-4108 on or before 5:00 p.m. Central Time on the twenty-first (21st) calendar day after you receive it.
          (B)       You agree and acknowledge that you have been advised by the Company to consult with an attorney prior to signing this agreement;

December 14, 2005

          (C)       You understand that this agreement, at Paragraph 2(A), above, includes a final general release, including a release of all claims under the Age Discrimination in Employment Act;
          (D)       You understand that you have seven (7) calendar days after signing this agreement within which to revoke your acceptance of it (“Revocation Period”). Such revocation will not be effective unless written notice of the revocation is, via mail, hand delivery, or overnight delivery, directed to and received by Peter L. Coffey, c/o Michael Best & Friedrich, LLP, 100 East Wisconsin Avenue, Suite 3300, Milwaukee, Wisconsin 53202-4108 on or before 5:00 p.m. Central Time.
          (E)       This agreement will not be binding or enforceable unless you have signed and delivered it as provided in Paragraph 3(A), above, and have chosen not to exercise your revocation rights, as described in Paragraph 3(D), above. If you give timely notice of your intention to revoke your acceptance of the terms set forth in this agreement, this agreement shall become null and void, and all rights and claims of the parties which would have existed, but for the acceptance of this agreement’s terms, shall be restored; and
          (F)       You represent and warrant to the Company that, in the event, you choose to accept the terms of this agreement by signing it, the date and time appearing above your name on the last page of this agreement shall be the actual date and time on which you have signed the agreement.
     (4)       Miscellaneous. Should you accept the terms of this agreement, its terms will be governed by the following:
          (A)       This agreement constitutes the complete understanding between you and the Company concerning all matters affecting your employment with the Company and the termination thereof. If you accept this agreement, this agreement supersedes all prior agreements, understandings and practices concerning such matters, including, but not limited to, any Company personnel documents, handbooks, policies, incentive or bonus plans or programs, and any prior customs or practices of the Company; provided, however, that this Paragraph 4(A) does not apply to any prior confidentiality, non-competition or other restrictive covenant obligations that you owe to the Company (including, but not limited to, such obligations set forth in Section 12 [Confidentiality], 13 [Non-Compete; Non-Solicit] and 15 [Intellectual Property]) which shall survive and remain in full force and effect following the Separation Date;
          (B)       This agreement and its interpretation shall be governed and construed in accordance with the laws of the State of Wisconsin and shall be binding upon the parties hereto and their respective successors and assigns;
          (C)       In the event that you breach any provision of this agreement, you agree that the Company may suspend all additional payments under this agreement, recover any damages suffered as a result of such breach and recover from you any reasonable attorneys’ fees or costs it

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  incurs as a result of your breach. In addition, you agree that the Company may seek injunctive or other equitable relief as a result of a breach by you of any provisions of this agreement.
     This agreement is intended to resolve all outstanding issues between you and the Company in a comprehensive manner.
     Should you have any questions, please feel free to contact me.

Very truly yours, THIRD WAVE TECHNOLOGIES, INC.
By:	/s/ Kevin T. Conroy
Kevin T. Conroy

I agree with and accept the terms contained in
this agreement and agree to be bound by them.
Dated this 20th day of December, 2005.

/s/ John J. Puisis
John J. Puisus